EXHIBIT 10.1

Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan (Revised November 2002)

COMMUNITY TRUST BANCORP, INC.

SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

SUMMARY PLAN DESCRIPTION

(Revised November 2002)

COMMUNITY TRUST BANCORP, INC.

SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

SUMMARY PLAN DESCRIPTION

COMMUNITY TRUST BANCORP, INC.

SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

SUMMARY PLAN DESCRIPTION

I.  INTRODUCTION

The following is a basic description of the Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan (the “Plan”).

This Plan was created for the exclusive use and benefit of present and future employees of Community Trust Bancorp, Inc. (the “Company”) and affiliates thereof (“Affiliates”) that adopt the Plan (collectively referred to as the “Employer”).  The purpose of the Plan is to provide tax-deferred savings and employer contributions to eligible employees of the Employer and their beneficiaries.  The Plan is a qualified defined contribution plan with (1) a qualified cash or deferred 401(k) plan feature that allows you to save a portion of your salary on a pre-tax basis, (2) a profit sharing contribution feature that “matches” a portion of your savings contributions, and (3) an employee stock ownership plan (“ESOP”) feature under which the Company has agreed to make annual employer base contributions, generally in the form of Company stock.  Amounts contributed to the Plan are invested and accumulated on a tax-deferred basis for eventual distribution to participants or their beneficiaries.

The election by employees to become participants in the Plan does not constitute a contract allowing any employee to continue to be employed by the Company and does not affect the right of the Company to employ or to dismiss employees or set their salary or wages.

This description is intended to provide the employee with basic information on the most important parts of the Plan. Because it is a summary, it does not contain all the details of the Plan.  The Plan document itself is a full statement of all the provisions.  In the case of any conflict between this description and the Plan, the Plan document controls and the interpretation of the Plan by the Committee is final.

II.  WHO IS ELIGIBLE

All employees of the Employer are eligible to participate in the Plan except:

1.                         any employee who is included in a collective bargaining unit unless participation in the Plan was agreed to in the process of good faith negotiations with the employee’s collective bargaining representative;

2.                         an individual who is employed by a business acquired on or after January 1, 1999 by the Employer except as provided by a resolution adopted by the Committee following the acquisition;

3.                         an individual who is a leased employee of the Employer;

4.                         an individual who is excluded from participating in the Plan on the basis of payroll classification as not being an employee, but who subsequently is reclassified by a judicial, regulatory, or administrative action as a common-law employee of the recipient organization; or

5.                         an employee who is a nonresident alien and who receives no earned income from the Employer which constitutes income from services within the United States.

An eligible employee may enter the Plan on the first calendar quarter (i.e., January 1, April 1, July 1, or October 1) occurring after the employee has attained age twenty-one (21) and has completed a twelve consecutive month period of employment in which he or she worked at least 1,000 hours of service.  The first twelve consecutive month period commences with the employee’s hire date.  If the employee does not complete 1,000 hours of service in the first twelve months commencing with his or her hire date, the twelve month period for determining eligibility becomes the calendar year beginning with the calendar year that next begins after the employee’s hire date.  Generally, an hour of service is each hour for which an employee is paid or entitled to payment for work for an Employer.  Hours of service also can include hours for which an employee is paid or entitled to payment for a period during which no work is performed, such as during a paid vacation, illness or disability.

Eligibility After a Break in Service

Any eligible employee who terminates employment and who is rehired prior to incurring a “break in service” will be entitled to participate in the Plan immediately upon rehire (provided the employee is in an eligible classification of employees on such date).  A “break in service” is a calendar year in which an employee does not complete more than 500 hours of service.

An eligible employee who terminates employment and who is rehired after incurring a “break in service” will be required to complete a twelve consecutive month period of employment in which he or she works 1,000 hours of service before reentering the Plan.  The first twelve consecutive month period commences with the employee’s rehire date.  If the employee does not complete 1,000 hours of service in the first twelve months commencing with his or her rehire date, the twelve month period for determining eligibility becomes the calendar year beginning with the calendar year that next begins after the employee’s rehire date.  Upon completion of such twelve consecutive month period, such eligible employee’s participation in the Plan (except with regard to an entitlement to contributions under the Plan) will be retroactive to his or her reemployment date.

An employee may be credited with up to five hundred one (501) Hours of Service for any absence from work during which no duties are performed due to the pregnancy of the employee, the birth of a child of the employee, the placement of a child with the employee in connection with the adoption of such child by the employee, or the caring for such child immediately following birth or placement, but only to the extent required by law.  Such hours shall be credited in the twelve (12) month period in which the absence begins if necessary to avoid a break in service, or if not necessary, in the following twelve (12) month period.  An employee also may be credited with a limited number of hours of service for any absence from work governed by the Family and Medical Leave Act of 1993 or by veteran’s reemployment rights.

III.  CONTRIBUTIONS

Salary Deferral Contributions

An eligible employee may elect to contribute on a pre-tax basis, in any whole percentage points from one percent (1%) to not more than twelve percent (12%) (effective January 1, 2003, 15%) of his or her compensation. The term “compensation” includes an employee’s base pay, overtime, bonuses and sales commissions but does not include expense advancements and reimbursements. The Plan does not consider compensation in excess of the amount permitted by law for any purposes under the Plan (e.g., $200,000 in 2002 but adjusted each year for cost of living increases) or compensation earned during the period an employee was not an active participant in the Plan.

The salary deferral contribution cannot exceed the maximum amount allowed under the law and regulations (e.g., $11,000 in 2002 but adjusted each year by statute or for cost of living increases).  In the event an employee selects a salary deferral contribution and his or her percentage exceeds the limit prescribed by law, the excess contributions will be returned to the employee.  If a change occurs in regular salary or wages of an employee during the calendar year, the amount of the employee’s contribution during such year will change accordingly.

An election to start contributing to the Plan must be made before the first day of the calendar quarter in which the eligible employee is permitted to enter the Plan in order to be effective for that quarter or prior to the first day of any payroll period commencing thereafter, to take effect on the first day of such payroll period.

A participant may elect to suspend his or her election to contribute to the Plan at any time by filing an election at least thirty days prior to the pay period for which such suspension is to be effective.  A participant may elect to modify the percentage of compensation contributed to the Plan once during the end of each calendar quarter by filing an election at least thirty days prior to the pay period for which such modification is to be effective.

The Company reserves the right to limit or reduce salary deferral contributions made on a participant’s behalf to the Plan (including returning contributions to a participant), as necessary to enable the Plan to comply with special IRS contribution limits.

Employer Base Contributions

The Employer will contribute to the company stock account on behalf of each participant an amount not less than three percent (3%) of each participant’s compensation either in cash or in shares of Company Stock, as determined by the Employer.  This employer base contribution will be allocated not later than the last day of each calendar quarter to each participant’s ESOP Stock Fund.

Employer Matching Contributions

The Employer will contribute an employer matching contribution equal to fifty percent (50%) of the first eight percent (8%) of each participant’s salary deferral contributions, provided that the matching contributions shall not exceed four percent (4%) of each participant’s compensation.  The employer matching contribution will be allocated not later than the last day of each calendar quarter to each eligible participant’s Matching Contribution Account.

Qualified Non-Elective Contributions

The Employer may in its own discretion make a Qualified Non-Elective Contribution for the benefit of its employees.  The Qualified Non-Elective Contribution shall be determined as of the last day of each plan year and shall be allocated as of the end of the plan year to the Salary Deferral Account of each participant who is not a highly compensated employee (as determined under the Internal Revenue Code).

Employer Discretionary Contributions

The Employer may in its own discretion make a contribution to the Plan and the amount shall be determined as of the last day of any plan year.  Only a participant who is employed as of the last day of the plan year for which the employer discretionary contribution is made will receive a contribution.  The employer discretionary contribution, if any, shall be allocated to the Discretionary Contribution Account based upon the same ratio that such participant’s compensation for such plan year bears to the compensation of all eligible participants for that plan year.

Rollover Contributions

An employee may file a written petition with the Committee requesting that he or she be permitted to roll into the Plan a distribution from a former employer’s tax-qualified retirement plan (including such a distribution that previously was rolled over to an Individual Retirement Account).  The employee must present evidence to prove that the distribution satisfies the legal requirements for income tax deferral as a rollover contribution.  Once contributed to this Plan, amounts credited to an employee’s Rollover Account will be subject to the distribution rules under the Plan, including the age 60 in-service distribution rules described in Section VI.

IV. BENEFICIARIES

Each employee must designate a beneficiary or beneficiaries on the Beneficiary Designation Form.  This Form also is used to indicate any change of beneficiary desired by a participant and must be kept up to date at all times.  For this purpose, any employee who is married must designate his or her spouse as beneficiary unless the spouse has consented to a different beneficiary in a written, notarized statement.  A married participant cannot change or revoke his beneficiary designation without the consent of his or her spouse, unless the change or revocation names his or her spouse as the beneficiary.

V.  VESTING RIGHTS

A participant is always fully vested (100%) in his or her salary deferral contributions, rollover contributions and Qualified Non-Elective Contributions, plus any earnings thereof.  However, a participant earns a non-forfeitable interest in his or her employer base contributions, employer matching contributions and employer discretionary contributions, plus earnings thereof, upon being credited with three (3) “years of vesting service.”  Prior to January 1, 2002, a participant was required to be credited with five (5) “years of vesting service” in order to have a non-forfeitable interest in his or her employer matching contributions.  Prior to September 1, 2002,  a participant was required to be credited with five (5) “years of vesting service” in order to have a non-forfeitable interest in his or her employer base contributions.  A “year of vesting service” is any plan year in which an employee completes 1,000 or more hours of service.  Notwithstanding the foregoing, a participant who attains age 65 while still employed with the Employer or whose employment is terminated because of death or total and permanent disability shall become fully vested (100%) upon attaining age 65, upon death or upon becoming disabled.

The portion of a terminating employee’s accounts that is not fully vested (100%) will be forfeited at the earlier of the time he or she has incurred five (5) consecutive breaks in service or the time when he or she receives a distribution from the Plan of the vested portion of his or her accounts.  Any forfeited amounts shall be allocated at least once during each plan year as of a valuation date chosen by the Committee among active participants based on their compensation and the source from which the forfeitures were derived.  These reallocated amounts are referred to as forfeiture allocations.

Rehired Employees - Repayment to Plan and Vesting

An employee who had the unvested portion of his account forfeited and who subsequently is rehired by an Employer before incurring five (5) consecutive one-year breaks in service, may have the forfeited amount restored to his or her account by repaying to the Plan the amount received upon termination.  Repayment must be made within five (5) years of being rehired.  Upon such repayment, the employee’s account will be credited with the amount originally forfeited and years of vesting service earned as of the termination from service.

Any years of vesting service completed after an employee incurs five consecutive breaks in service will not be counted as years of vesting service with respect to contributions made prior to the breaks in service.  Any years of vesting service completed before an employee incurs five consecutive breaks in service will not be counted as years of vesting service with respect to contributions made after his or her breaks in service.

VI.  INVESTMENT OF PLAN ACCOUNTS

Each participant is entitled to direct the manner in which all amounts credited to his or her accounts (other than amounts credited as a result of the employer base contributions) are invested.  The Committee, in its sole discretion, shall designate from time to time which investment funds are available to a participant.  Employer base contributions shall be allocated to the ESOP Stock Fund and shall be invested by the Company primarily in Company stock.  The option to select investment funds is given to the participant at the time of joining the Plan.  Investment elections may be changed by utilizing the voice response unit.

The ESOP Stock Fund consists primarily of Community Trust Bancorp common stock purchased with employer base contributions.  A “qualified participant” may elect within 90 days after the close of each plan year in the “qualified election period” to direct the Plan as to the investment of up to 25% (50% in the last year of the “qualified election period”) of the participant’s stock fund.  A “qualified participant” is any participant who has attained age 55 and who has completed at least ten years of participation in the Plan.  The “qualified election period” is the six (6) consecutive plan years beginning with the first plan year in which the participant first becomes a qualified participant.

The qualified participant may direct that portion of his or her stock fund be invested in any of the investment funds available under the Plan.  The qualified participant’s direction shall be provided to the Committee in writing, shall be effective no later than 180 days after the close of the plan year to which it applies and shall specify which, if any, of the investment funds he or she wishes to select.

The Plan funds are invested in trust accounts held completely separate from the Employer’s general accounts.  It is the duty of the Trustee to invest the participant’s Plan accounts in accordance with the participant’s  investment election.  The Trustee offers a variety of investment options from which to choose.  By giving the participant control over the investment of his or her account, the Plan is intended to qualify under Section 404(c) of the Employee Retirement Income Security Act and Title 20 of the Code of Federal Regulations Section 2550.404(c)-1.  This means that Plan fiduciaries, including the Plan Sponsor and Trustee, may be relieved of liability for any losses which are the direct result of the participant’s investment instructions.

Dividends Paid on Company Stock

Dividends paid on Company stock held in the Participant’s ESOP Stock Fund under the Plan will automatically be reinvested in Company stock.  Nevertheless, each Participant who is fully vested (100%) in their employer base contribution account has the option to either (1) keep the dividends deposited in the ESOP Stock Fund and reinvest the dividends in Company Stock; or (2) receive payment, in cash, of the dividend paid on the Company stock.  Participants who do not make an affirmative election will be deemed to have chosen to retain the dividends in their account and the dividends will be automatically reinvested in Company stock.  By electing to receive payment of these dividends, the participant will be reducing his or her overall tax-favored retirement savings.  Participants who are not fully vested (100%) in their employer base contribution account at the time the annual elections are provided by the Company will not be permitted to make an election, and the dividends paid to their account automatically will be reinvested in Company stock.  At the Company’s sole discretion, cash dividends paid on Company stock held in the ESOP Stock Fund that a participant has elected to receive may be either paid in cash (1) directly to the participant or (2) contributed to the Plan and, not later than 90 days after the end of the Plan Year in which the dividends are so contributed in cash, paid by the Plan to the Participant.  Any elections to receive cash shall be made at the time and in the manner determined in the sole discretion of the Committee.

Distributions of dividends are subject to federal and state income tax (although no early withdrawal penalty), and cannot be rolled over into an IRA or other tax-qualified plan.  Participants will be issued tax forms (Form 1099R) reporting the distribution to the participant and the Internal Revenue Service.  It is the participant’s responsibility to pay all federal and state income tax related to this distribution.

VII.  DISTRIBUTION OF BENEFITS

THE COMPANY STRONGLY RECOMMENDS THAT YOU CONSULT WITH A TAX ADVISOR PRIOR TO RECEIVING A DISTRIBUTION FROM THE PLAN.

Retirement or Termination from Employment

Distribution of funds as a result of retirement or termination from employment may be made either in (i) a lump sum payment (including Company Stock if elected) or (ii) payments in cash or Company Stock made in equal annual installments over any period of time not exceeding the joint life expectancy of the participant and his or her designated beneficiary.  A participant may elect to receive a distribution in the form of Company Stock only to the extent of the balance in his or her Company Stock Fund as of the time of distribution.

If the amount in the participant’s accounts is $5,000 or less (or such minimum allowed by regulations), the distribution may be made in a single lump sum without the participant’s consent.  If the amount in the participant’s account exceeds $5,000, the participant must elect or consent to a distribution.  If such participant does not elect or consent to a distribution, his or her account shall remain in the trust until the earlier of the first day of the month coinciding with or next following the participant’s 65th birthday or the date as of which the participant elects to receive a distribution.  If a participant is not actively employed with an Employer, distributions from the Plan must commence no later than April 1 of the year after the year in which the participant attains age 70½.

Disability

Upon being determined to be totally and permanently disabled, a participant shall be entitled to a lump sum payment equal to the value in his or her accounts.  The distribution will be made as soon as possible after the participant is determined to be disabled or later if elected by the participant; provided, such payment will not be made later than the last day of the plan year in which the participant attains age 65.

Death

Upon the death of a participant prior to retirement or termination of employment, the participant’s accounts will be distributed to the named beneficiary in one of the following alternatives:

1.                         One lump sum payment.  (The benefit automatically will be distributed in a lump sum payment if the amount is equal or less than the amount specified by the regulations; currently, this amount is $5,000.)

2.                         At the election of a spousal beneficiary, cash payments in equal installments for a maximum of five (5) years after the date of the participant’s death.

In Service Withdrawals

At the written request of a participant who has attained age sixty (60), the Committee will direct the Trustee to withdraw funds from his or her vested Plan accounts.  For this purpose, any distribution taken from the Company Stock Fund can be made in the form of Company stock.

At the written request of a participant, withdrawals from his salary deferral contributions account will be made for “hardship” reasons only (prior to a participant attaining age sixty (60)).  Hardship is defined as:

1.                         Medical expenses incurred by the participant or the participant’s spouse or dependent(s);

2.                         Purchase of a participant’s primary residence (but not including mortgage payment);

3.                         Payment of tuition for the next semester or quarter of post-secondary education for the participant or the participant’s spouse or dependent(s); or

4.                         The need to prevent the eviction from, or foreclosure on the mortgage of, the participant’s principal residence.

An application for withdrawal from the salary deferral contributions account will be made as provided for by the Committee.  Participants seeking a hardship withdrawal must certify that the funds are not reasonably available from other sources, such as:

1.                         through reimbursement or compensation from insurance or otherwise;

2.                         by reasonable liquidation of assets;

3.                         by stopping contributions under this Plan; or

4.                         from distributions or non-taxable loans from other plans or by borrowing from commercial sources.

Withdrawals shall be approved by the Committee on a uniform and nondiscriminatory basis.  These withdrawals, together with any other withdrawal as stated elsewhere may not exceed the amount required to meet the emergency need.  Hardship withdrawals may be subject to an excise tax penalty as well as ordinary income tax if received before the employee reaches age 60.

A participant who receives a hardship distribution may not make salary deferral contributions to the Plan for the six (6) month period beginning on the date of receipt of the hardship distribution.  Furthermore, a participant will not be entitled to receive another hardship distribution for twelve months after receiving a hardship distribution.

Treatment of Distributions from the Plan

Whenever a distribution is made from the Plan, it will normally be subject to income taxes.  The participant may, however, reduce, or defer entirely, the tax due on the distribution through use of one of the following methods:

1.                         Elect that a direct transfer (referred to as a “direct rollover”) of all or a portion of the distribution be made to an Individual Retirement Account (“IRA”) or another qualified employer plan willing to accept the transfer.  A direct transfer will result in no tax being due until it is withdrawn from the IRA or other qualified employer plan.  Under certain circumstances, all or a portion of the amount being distributed may not qualify for the direct transfer.  If you elect to actually receive the distribution rather than request a direct transfer, then, in most cases, 20% of the distribution amount will be withheld for federal income tax purposes.

2.                         Elect a rollover of all or a portion of the distribution to an IRA or another qualified plan that will accept it (that is not a direct transfer).  This will result in no tax being due until it is withdrawn from the IRA or other qualified employer plan.  The rollover of the distribution, however, MUST be made within strict time frames (generally, within 60 days of receiving the distribution).  Under certain circumstances, all or a portion of the distribution may not qualify for this rollover treatment.  In addition, most distributions will be subject to a mandatory federal income tax withholding rate of 20%.  This will reduce the amount you actually receive.  For this reason, if you wish to rollover all or a portion of your distribution amount, the direct transfer option described above would be a better choice.

3.                         Elect a favorable income tax treatment that may be available to you.

BEFORE A DISTRIBUTION IS PAID FROM THE PLAN, THE PLAN ADMINISTRATOR WILL DELIVER A MORE DETAILED EXPLANATION OF THESE OPTIONS.  HOWEVER, THE RULES WHICH DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VERY COMPLEX.  CONSULT WITH TAX QUALIFIED COUNSEL BEFORE MAKING A CHOICE.

Qualified Domestic Relations Orders

In the event that a Qualified Domestic Relations Order is received by the Committee, benefits will be payable in accordance with such order.  The participant’s account may be distributable in part to his or her spouse, former spouse, child or other dependent.  The Committee has established procedures to determine whether a Domestic Relations Order is qualified, and to make distributions under such an Order.

VIII.  TERMINATION AND AMENDMENT OF PLAN

The Company has the right at any time to amend or to modify the Plan, except to the extent prohibited by law.  The Company also has the right to fully or partially terminate the Plan at any time.  If the Plan is fully or partially terminated, each affected participant immediately will become fully vested (100%) in his or her accounts without regard to the number of years of vesting service he or she has earned.

If the Plan is terminated, the Company will direct the Trustee to continue to maintain separate accounts for each participant and accumulate earnings, profits and losses thereon.  The Committee will distribute the balance to each participant’s account under the terms of the Plan.

IX.  PLAN ADMINISTRATION

The Committee is responsible for Plan administration.  As such, the Committee is required by ERISA to supply participants with this description and other information and to file various reports and documents with government agencies.  In its role of administering the Plan, the Committee has discretionary power to interpret and construe the provisions of the Plan, and may make rulings, prescribe procedures, gather needed information, receive and review valuations of the Plan, employ or appoint individuals to assist in any administrative function and generally do all other things which need to be handled in administering the Plan.

X.  CLAIMS PROCEDURE

If a participant or the beneficiary of a participant wishes to file a claim for benefits under the Plan, the Committee will provide the necessary forms.  If any such claim is denied, the person making the claim, called the “claimant,” will receive from the Committee within 90 days of its receipt of the claim a written statement as to why the claim was denied, specific reference to the section or sections of the Plan which are relevant to the claim, a list of additional material of information (if any) that is necessary for the claimant to perfect the claim (with an explanation of why the additional information is needed), an explanation of the Plan’s claim procedure, and an explanation that the claimant may request a review of his claim denial by the Committee by filing a written request with the Plan.  The Committee may take, in certain circumstances, up to an additional 90 days (for a total of 180 days) from the receipt of the claim to make an initial determination.  The Committee will notify the participant or beneficiary of the need for the additional 90 days with an explanation of the circumstances warranting the extension of time to process the claim.  Generally, a claimant may request a review of any claim denial by sending a written request for review to the Committee within 60 days of the date he or she is notified of the denial.  The Committee will respond to all requests for review within 60 days of receiving the request for review unless special circumstances require an extension, in which case the claimant will be so notified.  Any decision by the Committee shall be final and binding on all persons claiming an interest in such decision, except as otherwise provided by law.

XI.  INSURANCE

The benefits provided by the Plan are not insured because the Federal government does not make insurance available for an individual account plan such as this Plan.

XII.  YOUR RIGHTS UNDER ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

1.                         Examine, without charge, at the Plan Administrator’s office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

2.                         Obtain copies of all Plan documents and other Plan information to which you are entitled upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

3.                         Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

4.                         Obtain a statement telling you the balance of your account, including Employer contributions and your own contributions and any gain or loss in your account, at the end of the most recent Plan year.  You will also be told whether, or to what extent you have a nonforfeitable right to your account balance and, if applicable, how many more years you will have to work to have a fully nonforfeitable right in your account balance.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled or from exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Committee review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials to which you are entitled from the Plan Administrator and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

A court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

If further explanation is required, or if, for any reason, any claims arise against the Plan, please contact your Office Manager or Department Manager.  The Office or Department Manager will promptly forward all inquiries to the Administrative Committee for their handling.

XIII.  SUMMARY FACT SHEET

Name of Plan:

Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan

Plan Administrator:

Community Trust Bancorp, Inc.

P.O. Box 2947

Pikeville, Kentucky 41502-2947

Employer Identification Number:

61-0979818

Plan Number:

006

Plan Year:

January 1st through December 31st

Type of Plan:

Profit sharing plan with cash or deferred feature and ESOP

Type of Administration:

The Plan is a trusteed plan and will be administered by the Committee appointed by the Board of Directors of Community Trust Bancorp, Inc.

Agent to Receive Service of Legal Papers:

Community Trust Bancorp, Inc.

P.O. Box 2947

Pikeville, Kentucky 41502-2947

The Trustee may also receive service of legal papers.

Trustee:

Trust Company of Kentucky, N.A.

100 East Vine Street

Lexington, Kentucky 40588-0199